Putnam Dynamic Asset Allocation Balanced Fund
9/30/14 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  15,017
Class B	  523
Class C	  950
Class M	  257

72DD2 (000s omitted)

Class R	  160
Class R5  2
Class R6  252
Class Y	  2,027


73A1

Class A	  0.202
Class B	  0.093
Class C	  0.100
Class M	  0.131

73A2

Class R	  0.167
Class R5  0.228
Class R6  0.251
Class Y	  0.238


74U1  (000s omitted)

Class A	  75,858
Class B	  5,390
Class C	  9,933
Class M	  1,965

74U2  (000s omitted)

Class R	  1,101
Class R5  2
Class R6  1,101
Class Y	  8,935

74V1

Class A	  14.69
Class B   14.63
Class C   14.38
Class M	  14.66

74V2

Class R   14.59
Class R5  14.71
Class R6  14.71
Class Y	  14.71


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.